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                                                                   EXHIBIT 23(a)


                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Willbros Group, Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 of Willbros Group Inc. of our reports dated February 11, 2000, relating to the consolidated balance sheets of Willbros Group, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, and relating to the consolidated financial statement schedule, which reports appear in or are incorporated by reference in the December 31, 1999, Form 10-K of Willbros Group, Inc.


                                               KPMG


Panama City, Panama
January 16, 2001